Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Completes Acquisition of
Superior Consultant Holdings Corporation

DALLAS, TEXAS: January 28, 2005 — Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today the successful completion of its previously announced acquisition of Superior Consultant Holdings Corporation (Nasdaq: SUPC), a leading provider of IT consulting services and solutions to the healthcare industry, at a price of $8.50 per share. ACS completed the acquisition through a cash tender offer and a subsequent merger of a wholly owned subsidiary with and into Superior.

As a result of the merger, all outstanding shares of Superior common stock not validly tendered and accepted for payment in the tender offer were converted into the right to receive $8.50 per share in cash, without interest. Mellon Investor Services LLC, the depositary for the tender offer and the disbursing agent for the merger, will mail to non-tendering stockholders materials necessary to exchange Superior stock certificates for such payment. Superior shares were delisted from the Nasdaq National Market and ceased to be traded at the close of business on January 27, 2005.

“ACS believes that the addition of Superior’s consulting and outsourcing capabilities is a key ingredient to effectively delivering a full suite of services to the healthcare provider market,” said ACS Chief Executive Officer Jeff Rich. “Superior’s industry-leading, solution-driven outsourcing services improve the performance of hospitals, health systems, and healthcare providers, and we welcome them to our company.”

Established in 1984, Superior provides IT consulting services and solutions to the healthcare industry, including IT and business process outsourcing services, facilities and applications management, network monitoring, and helpdesk services. The company’s clients include hospitals and health systems, integrated delivery networks, and other providers of care, technology firms, health plans, and state and federal government agencies. Superior employs more than 700 experienced healthcare professionals and is headquartered in Dearborn, Michigan. The company also has offices in California, Connecticut, Pennsylvania, and has served approximately 3,000 clients worldwide throughout its
20-year history.

ACS, a Fortune 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at
www.acs-inc.com.

The statements in this news release that do not directly relate to the historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-Q. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.